Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-134847 and Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Savings Plan of our report dated July 14, 2011, with respect to the financial statements and schedule of the Borders Group, Inc. Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Detroit, Michigan
July 14, 2011